EXHIBIT 11
PG&E CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(in millions, except share amounts)	2005	2004	2005	2004

Net income	$252	$228	$737	$3,633
Less: distributed earnings to common shareholders	111	-	334	-

Undistributed earnings	141	228	403	3,633
Less: discontinued operations	13	-	13	-

Undistributed earnings from continuing operations	$128	$228	$390	$3,633

Common shareholders earnings
Basic
Distributed earnings to common shareholders	$111	$-	$334	$-
Undistributed earnings allocated to common shareholders - continuing operations	122	218	371	3,467
Undistributed earnings allocated to common shareholders - discontinued operations	12	-	12	-

Total common shareholders earnings, basic	$245	$218	$717	$3,467

Diluted
Distributed earnings to common shareholders	$111	$-	$334	$-
Undistributed earnings allocated to common shareholders - continuing operations	122	218	371	3,471
Undistributed earnings allocated to common shareholders - discontinued operations	12	-	12	-

Total common shareholders earnings, diluted	$245	$218	$717	$3,471

Weighted average common shares outstanding, basic	372	399	376	397
9.50% Convertible Subordinated Notes	19	19	19	19

Weighted average common shares outstanding and participating securities, basic	391	418	395	416

Weighted average common shares outstanding, basic	372	399	376	397
Employee stock-based compensation	4	7	4	6
PG&E Corporation warrants	-	2	-	3

Weighted average common shares outstanding, diluted (1)	376	408	380	406
9.50% Convertible Subordinated Notes	19	19	19	19

Weighted average common shares outstanding and participating securities, diluted	395	427	399	425

Net earnings per common share, basic
Distributed earnings, basic	$0.30	$-	$0.89	$-
Undistributed earnings - continuing operations, basic	0.33	0.55	0.99	8.73
Undistributed earnings - discontinued operations, basic	0.03	-	0.03	-

Total	$0.66	$0.55	$1.91	$8.73

Net earnings per common share, diluted
Distributed earnings, diluted	$0.30	$-	$0.88	$-
Undistributed earnings - continuing operations, diluted	0.32	0.53	0.98	8.55
Undistributed earnings - discontinued operations, diluted	0.03	-	0.03	-

Total	$0.65	$0.53	$1.89	$8.55

(1)

Options to purchase 23,000 PG&E Corporation common shares were outstanding during the three and nine months ended September 30, 2005 and, 7,705,881 and 8,045,805 for the three and nine months ended September 30, 2004, respectively, but not included in the computation of diluted earnings per common share because the option exercise prices were greater than the average market price.